Exhibit 10.8

CLEMENTIA PHARMACEUTICALS INC.

THIRD AMENDED AND RESTATED STOCK OPTION PLAN

[_____], 2017

ARTICLE 1
PURPOSE

1.1	Purpose

The purpose of this Third Amended and Restated Stock Option Plan is to develop the interest and incentive of eligible employees, Directors, officers and Consultants of Clementia Pharmaceuticals Inc. (the “Corporation”) or of its Affiliates, in the Corporation’s and its Affiliates’ growth and development by giving eligible employees, Directors, officers and Consultants an opportunity to purchase a total aggregate maximum amount of common shares of the capital of the Corporation (the “Common Shares”) equal to 315,837 Common Shares (as such number may be adjusted pursuant to Article 5), providing incentives thereby advancing the interests of the Corporation and its Affiliates, enhancing the value of the Common Shares for the benefit of all the shareholders and increasing the ability of the Corporation and its Affiliates to attract, motivate and retain skilled and motivated individuals in the service of the Corporation and its Affiliates.

ARTICLE 2
INTERPRETATION

2.1	Definitions

When used herein, unless the context or NI 45-106 otherwise requires, the following terms have the following meanings, respectively:

(a)	“Affiliate” has the meaning attributed to that term in NI 45-106;

(b)	“As-Converted Basis” means the number of Shares that would be issued and outstanding should the Class A Preferred Shares and Class B Preferred Shares be converted into Common Shares of the Corporation in accordance with their terms;

(c)	“Board” means the board of directors of the Corporation;

(d)	“Business Day” means a day that is not a Saturday, Sunday or a statutory or legal holiday in the Province of Québec;

(e)	“Cause” means with respect to any Participant who is an employee or Consultant of the Corporation or of any of its Affiliates: (i) any theft, fraud, dishonesty, or serious misconduct by such Participant involving the property, business or affairs of the Corporation or any of its Affiliates or the carrying out of the Participant’s duties as an employee or Consultant of the Corporation or of any of its Affiliates, (ii) any material breach or non-observance by such Participant of any term of the employment or consulting agreement with such Participant, including gross negligence and consistent failure or refusal to perform his or her duties or responsibilities, after having been notified of such by the Corporation or its relevant Affiliate and failed to remedy the situation within a reasonable delay, (iii) any conviction of such Participant to an indictable offense by a court of competent jurisdiction, or (iv) any other action recognized as “just and sufficient cause” or “serious reason” under applicable laws;

(f)	“Class A Preferred Shares” means the Class A convertible preferred shares in the capital of the Corporation;

(g)	“Class B Preferred Shares” means the Class B convertible preferred shares in the capital of the Corporation;

(h)	“Committee” has the meaning attributed to that term in Section 3.2 hereof;

(i)	“Common Shares” means the common shares in the capital of the Corporation;

(j)	“Consultants” has the meaning attributed to that term in NI 45-106;

(k)	“Convertible Securities” means any right, unit, option, warrant or any other security, including, without limitation, any loan, note or any other instrument or agreement evidencing indebtedness of the Corporation, which may be converted or exchanged into shares in the capital of the Corporation or which carries a right to acquire shares in the capital of the Corporation;

(l)	“Date of Grant” means, for any Option, the date specified by the Board at the time it grants the Option or, if no such date is specified, the date upon which the Option was granted;

(m)	“Director” means a member of the Board;

(n)	“Disability” means the mental or physical state of a Participant such that:

i)	the Board, other than the Participant, unanimously determine that the Participant has been unable, due to illness, disease, mental or physical disability, as confirmed by an independent medical evaluation conducted by a physician selected by the Board, to fulfill his obligations as an employee, Directors, officer or Consultant of the Corporation either for any consecutive six-month period or for any non-consecutives periods that, in the aggregate, total 12 months in any consecutive 24-month period; or

ii)	a court of competent jurisdiction has declared the Participant to be mentally incompetent or incapable of managing his affairs;

(o)	“Exercise Notice” means a notice in writing, in the form set out in Schedule “B” hereto, signed by Participant and stating the Participant’s intention to exercise a particular Option;

(p)	“Exercise Price” means the price at which a Common Share may be purchased pursuant to the exercise of an Option;

(q)	“Exercise Period” means the period of time during which an Option granted under this Plan may be exercised, provided however that the Exercise Period may not exceed ten (10) years from the relevant Date of Grant;

(r)	“Fully Diluted Basis” means the number of Common Shares outstanding at any time on an As-Converted Basis, including any stock dividends which have been declared but not issued and assuming all Convertible Securities have been converted or exchanged into Shares and all outstanding options, including those granted pursuant to this Plan, have been exercised;

(s)	“Intellectual Property Rights” means any and all of the following in any and all legal jurisdictions around the world: (i) patents, patent applications, patent disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations and renewals, (ii) trademarks, service marks, trade dress, logos, trade names, service names, domain names and corporate names, and registrations and applications for registration thereof, (iii) copyrights, and registrations and applications for registration thereof, (iv) mask works, and registrations and applications for registration thereof, (v) trade secrets and confidential business information, including without limitation, know-how, manufacturing and product processes and techniques, biomaterials, research and development information, financial, marketing and business data, pricing and cost information, technical data, business and marketing plans, and customer and supplier lists and information, and (vi) other proprietary rights relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions);

(t)	“IPO” means an initial public offering of the Common Shares resulting in the Common Shares being listed on a major stock exchange in the United States, Canada, Europe or Asia;

(u)	“Liquidity Event” means a merger or consolidation or other transaction in which greater than or equal to 50% of the voting power of shareholders of the Corporation is transferred to a third party or a sale, lease, license, transfer or other disposition of all or substantially all of the assets or Intellectual Property Rights of the Corporation (except to an Affiliate);

(v)	“NI 45-106” means National Instrument 45-106 – Prospectus and Registration Exemptions, as the same may be amended and/or replaced or supplanted from time to time;

(w)	“Option” means a non-assignable, non-transferable right to purchase Common Shares under this Plan;

(x)	“Participant” means a current full-time or part-time employee, a Consultant, a Director or an officer of the Corporation or of any of its Affiliates;

(y)	“person” includes:

i)	an individual;

ii)	a corporation;

iii)	a partnership, trust, fund, syndicate, an association, organization, or other organized group of persons, whether incorporated or not; and

iv)	an individual or other person in that person’s capacity as trustee, executor, administrator or personal or other legal representative;

(z)	“Plan” means this Third Amended and Restated Stock Option Plan;

(aa)	“Shareholders’ Agreement” means the third amended and restated unanimous shareholders’ agreement of the Corporation dated as of March 16, 2017, as may be amended, restated or replaced from time to time;

(bb)	“Shares” means all shares of the Corporation issued and outstanding at any particular time and includes the Common Shares, the Class A Preferred Shares, the Class B Preferred Shares, and any shares or securities into which Shares may be converted or changed or that result from a consolidation, subdivision, reclassification or redesignation of Shares, any shares or securities that are received as a stock dividend or distribution payable in shares or securities of the Corporation, any shares received on the exercise of any option; warrant or other similar right and any shares or securities that may be received by the parties hereto or bound hereby as a result of an amalgamation, merger, arrangement or other reorganization of or including the Corporation;

(cc)	“Stock Option Agreement” means a signed, written agreement between Participant and the Corporation, in the form attached as Schedule “A” hereto, subject to any amendments or additions thereto as may, in the discretion of the Board, be necessary or advisable, evidencing the terms and conditions on which an Option has been granted under this Plan;

(dd)	“Termination Date” means:

i)	in the case of a Participant whose employment, directorship or term of office with the Corporation or any of its Affiliates is terminated for any reason other than death, Disability or resignation, including a termination with or without Cause, the earlier of: (a) the date that is the last day of the minimum statutory notice period applicable to the Participant pursuant to applicable employment standards legislation in the Province of Québec or other foreign applicable laws, if any, and (b) the date that is designated by the Corporation or any of its Affiliates, as applicable, as the last day of the Participant’s employment or term of office with the Corporation or any of its Affiliates, as applicable, and “Termination Date” specifically does not mean the date on which any period of reasonable notice that the Corporation or any of its Affiliates, as applicable, may be required at law to provide to the Participant (other than the minimum statutory notice period as applicable), would expire;

ii)	in the case of a Participant whose employment, services, directorship or term of office with the Corporation or any of its Affiliates is terminated by reason of the death or Disability of the Participant, the date of death or Disability of such Participant;

iii)	in the case of a Participant whose employment, services, directorship or term of office with the Corporation or any of its Affiliates is terminated by reason of the resignation of the Participant, the effective date of such resignation;

iv)	in the case of a Participant who is a Consultant and whose consulting agreement or arrangement with the Corporation or any of its Affiliates terminates in the circumstances set out in subsection 4.8(d) hereof, the date that is designated by the Corporation or its relevant Affiliate as the date on which the Participant’s consulting agreement or arrangement is terminated, and “Termination Date” specifically does not mean the date on which any period of notice of termination that the Corporation or its relevant Affiliate may be required to provide to the Participant under the terms of the consulting agreement or arrangement, would expire; and

(ee)	“Voting Trust Agreement” means any voting trust agreement of the Corporation generally applicable to its shareholders who are otherwise Participants in force or to be put in place at any given time and includes any power of attorney required to be provided pursuant thereto.

2.2	Interpretation

(a)	Whenever the Board or, where applicable, the Committee, is to exercise discretion in the administration of the terms and conditions of this Plan, the term “discretion” means the sole and absolute discretion of the Board or the Committee, as the case may be.

(b)	As used herein, the terms “Article”, “Section”, “sub-section” and “paragraph” mean and refer to the specified Article, Section, sub-section and paragraph hereof, respectively.

(c)	Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

(d)	In this Plan, a person (first person) is considered to control another person (second person) if the first person, directly or indirectly, has the power to direct the management and policies of the second person by virtue of:

i)	ownership of or direction over voting securities in the second person;

ii)	a written agreement or indenture;

iii)	being the general partner or controlling the general partner of the second person; or

iv)	being a trustee of the second person.

(e)	Unless otherwise specified, all references to money amounts are to Canadian currency.

ARTICLE 3
ADMINISTRATION

3.1	Administration

Subject to Section 3.2 hereof and the provisions of the Shareholders’ Agreement, this Plan will be administered by the Board and the Board has sole and complete authority, in its discretion, to:

(a)	determine the individuals (from among the Participants) to whom Options may be granted;

(b)	grant Options in such amounts and, subject to the provisions of this Plan, on such terms and conditions as it determines including:

i)	the time or times at which Options may be granted;

ii)	the Exercise Price of any Option;

iii)	the time or times when an Option becomes exercisable and, subject to Section 4.3 hereof, the duration of the Exercise Period of an Option;

iv)	without limiting Section 4.10 hereof, whether restrictions or limitations are to be imposed on Common Shares that may be purchased pursuant to the exercise of any Option and the nature of such restrictions or limitations, if any; and

v)	any acceleration of exercisability or waiver of termination regarding any Option, based on such factors as the Board may determine;

(c)	interpret this Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to this Plan; and

(d)	make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan.

The Board’s determinations and actions within its authority under this Plan are conclusive and binding on the Corporation and all other persons. The day-to-day administration of the Plan may be delegated to such officers and employees of the Corporation as the Board may in its sole discretion determine.

3.2	Delegation to Committee

To the extent permitted by applicable law, the Board may, from time to time, delegate to a committee (the “Committee”) of the Board all or any of the powers conferred on the Board under the Plan. In such event, the Committee will exercise the powers delegated to it by the Board in the manner and on the terms authorized by the Board. Any decision made or action taken by the Committee arising out of or in connection with the administration or interpretation of this Plan in this context is final and conclusive.

3.3	Total Common Shares Subject to Options

(a)	The aggregate number of Common Shares that may be issued pursuant to the exercise of Options shall not exceed 315,837 Common Shares, subject to any adjustment pursuant to Article 5.

(b)	Notwithstanding the foregoing, in the event that the Common Shares become listed and posted for trading on a major stock exchange in the United States, Canada, Europe or Asia, unless otherwise approved by holders of a majority of the voting shares, the aggregate number of Common Shares which may be reserved for issuance under the Plan shall not exceed the maximum permitted by the rules and policies of such stock exchange.

(c)	If an Option terminates for any reason prior to its exercise in full or is cancelled, the Common Shares issuable pursuant to such Option shall be added back to the number of Common Shares reserved for issuance under the Plan and such Common Shares will again become available for grant under this Plan.

3.4	Eligibility

Subject to Section 4.8 hereof, all Participants are eligible to participate in the Plan. Eligibility to participate does not confer upon any Participant any right to be granted Options pursuant to the Plan. The extent to which any Participant is entitled to be granted Options pursuant to the Plan will be determined in the sole and absolute discretion of the Board.

3.5	Stock Option Agreements

All grants of Options under Section 4.1 hereof shall be evidenced by Stock Option Agreements. Such Stock Option Agreements will be subject to the applicable provisions of this Plan and will contain such further provisions as are required by this Plan and any other further provisions that the Board may direct. Any one proper officer of the Corporation is authorized and empowered to execute and deliver, for and on behalf of the Corporation, Stock Option Agreements to the Participants.

3.6	Non-transferability

Except pursuant to Section 4.8, Options granted under this Plan may only be exercised during the lifetime of the Participant by such Participant personally. No assignment or transfer of Options, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Options whatsoever in any assignee or transferee and immediately upon any assignment or transfer, or any attempt to make the same, such Options will terminate and be of no further force or effect.

ARTICLE 4
GRANT OF OPTIONS

4.1	Grant of Options

The Board may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board may prescribe, grant Options to any Participant.

4.2	Exercise Price

Subject to the rules of any stock exchange upon which the Common Shares may become listed, the Exercise Price of Common Shares under any Option shall be as determined by the Board.

4.3	Term of Options

Subject to the terms of the Plan and unless an earlier termination date is specified by the Board and/or Stock Option Agreement, each Option expires on the earlier of the following: (i) on the tenth (10th) anniversary of its Date of Grant or (ii) the time immediately following the closing of a Liquidity Event.

4.4	Vesting Period

Unless otherwise specified by (i) the Board at the time of granting an Option, (ii) a Stock Option Agreement, or (iii) this Plan, 25% of each Option granted will vest on the first anniversary of the Date of Grant, and an additional 1/36th will vest at the end of each month thereafter, such that the entire Option will be vested following the fourth anniversary of the Date of Grant.

4.5	Exercise Period

(a)	Only the Options which have vested pursuant to section 4.4 and which have not yet expired or terminated may be exercised by the Participant. Each Option or portion thereof which has vested and become exercisable may be exercised at any time (except if then expired or terminated), in whole or in part, for up to the total number of Common Shares with respect to which it is then exercisable. The Board may accelerate the date upon which any installment of any Option becomes exercisable.

(b)	Subject to the provisions of this Plan and any Stock Option Agreement, Options may be exercised by means of a fully completed Exercise Notice delivered to the Corporation together with payment therefor.

(c)	The Corporation shall give written notice of any proposed Liquidity Event to each Participant, together with a description of the effect of such Liquidity Event on outstanding Options, not less than ten (10) Business Days prior to the closing of the transaction resulting in the Liquidity Event.

4.6	Payment of Exercise Price

An Exercise Notice must be accompanied by payment in full of the purchase price for the Common Shares to be purchased thereby. Such Exercise Price must be fully paid in cash, or by certified cheque, bank draft or money order payable to the Corporation or by such other means as might be specified from time to time by the Board. No Common Shares will be issued pursuant to the exercise of any Option until full payment therefor has been received by the Corporation. Subject to Section 4.10 hereof, as soon as practicable after receipt of any Exercise Notice and full payment, the Corporation will deliver to the Participant a certificate or certificates representing the acquired Common Shares.

4.7	Liquidity Event

Subject to any provisions of any Stock Option Agreement:

(a)	The Committee shall, without the consent of any Participant, take such steps as are necessary or desirable to cause the conversion or exchange of any outstanding Options into or for, rights or other securities of substantially equivalent value (or greater value), as determined by the Board in its discretion, in any entity participating in or resulting from a Liquidity Event (an “Alternative Award”); or

(b)	If no Alternative Awards are available, the Committee shall, without the consent of any Participant, provide that, immediately prior to the consummation of the transaction constituting the Liquidity Event, vest all unvested Options; and

(c)	Unless otherwise determined by the Committee at or after the time of grant, any Participant whose service is terminated by his or her employer for any reason other than for Cause within twelve (12) months following the consummation of a Liquidity Event, then with respect to all Options granted to the Participant prior to the date of the consummation of the Liquidity Event which were still outstanding at the time of such termination of service, all such unvested Options shall vest and to the extent exercisable shall remain exercisable until the earlier of the one-year anniversary of such termination of service or until the Option’s normal expiration date.

4.8	Termination

Subject to the provisions of any Stock Option Agreement:

(a)	If, at any time, a Participant ceases to be an employee of the Corporation or of any of its Affiliates as a result of any of the following: (i) the Participant’s death, (ii) the Participant’s Disability, or (iii) the Participant’s termination for any reason whatsoever other than for Cause, the Options granted to such Participant and vested as of the Termination Date shall remain exercisable by such Participant (or the Participant’s legal representative) until the earlier of: (i) 90 days following the Termination Date, and (ii) the expiration of such vested Options in accordance with their terms. In addition, as of the Termination Date, all unvested Options of such Participant shall expire and be of no further force or effect whatsoever and such Participant shall no longer be eligible for a grant of Options.

(b)	If, at any time, a Participant ceases to be an employee of the Corporation or of any of its Affiliates as a result of the termination for Cause, then, as of the Termination Date, all vested and unvested Options granted to such Participant shall expire and be of no further force or effect whatsoever and such Participant shall no longer be eligible for a grant of Options.

(c)	Where, in the case of a Consultant, the Participant’s consulting agreement or arrangement terminates by reason of: (i) the Participant’s death, (ii) the Participant’s Disability, or (iii) the Participant’s termination by the Corporation or its relevant Affiliate for any reason whatsoever other than for breach of the consulting agreement or arrangement (whether or not such termination is effected in compliance with any termination provisions contained in the Participant’s consulting agreement or arrangement), or (iv) voluntary termination by the Participant, then any Options granted to such Participant and vested as of the Termination Date, or as of the date of the death or Disability of the Participant, as the case may be, shall remain exercisable by such Participant until the earlier of: (i) 30 days following the Termination Date, or the date of the death or Disability of the Participant, as the case may be; and (ii) the expiration of such vested Options in accordance with their terms. In addition, as of the Termination Date, all unvested Options of such Participant shall expire and be of no further force or effect whatsoever and such Participant shall no longer be eligible for a grant of Options.

(d)	Where, in the case of a Consultant, the Participant’s consulting agreement or arrangement is terminated by the Corporation or its relevant Affiliate for breach of the consulting agreement or arrangement or for Cause (whether or not such termination is effected in compliance with any termination provisions contained in the Participant’s consulting agreement or arrangement), then all vested and unvested Options granted to such Participant shall expire and be of no further force or effect whatsoever and such Participant shall no longer be eligible for a grant of Options.

(e)	If, at any time, a Participant ceases to be a Director or officer of the Corporation or any of its Affiliates (and is not and does not continue as a Consultant or full-time employee of the Corporation or of any of its Affiliates), the Options granted to such Participant and vested as of the Termination Date may be exercised by such Participant pursuant to the same terms and conditions as those mentioned in subsections 4.8(c) and 4.8(d) above as if such Director or officer was a Consultant.

(f)	Notwithstanding any other provisions of this Section 4.8, the Board may extend the expiration date of vested and unvested Options of a Participant who ceases to be an employee, Consultant, officer or Director of the Corporation or of any of its Affiliates beyond the expiry dates set out above, provided that such extended dates are not later than the assigned expiry date of any such Option.

(g)	Unless the Board otherwise determines, Options are not effected by a change of employment or consulting arrangements within or among the Corporation its relevant Affiliate for so long as the employee or the Consultant continues to be an employee or a Consultant of the Corporation or of any of its Affiliates.

4.9	Discretion to Permit Exercise

Notwithstanding the provisions of Section 4.8 hereof, the Board may, in its discretion, at any time prior to or following the events contemplated in such section, permit the exercise of any or all Options held by a Participant in the manner and on the terms authorized by the Board, provided that the Board shall not, in any case, authorize the exercise of an Option pursuant to this Section 4.9 beyond the initial expiration of the Exercise Period of the particular Option under the terms of the grant of such Option.

4.10	Ancillary Agreements

Each Participant shall, at the time of exercising an Option, execute and deiiver to the Corporation(a) a counterpart and acknowledgement to the Shareholders’ Agreement or any other shareholders’ agreement, in force at such date (if such Participant is not already a party thereto) and (b) if requested by the Corporation, a Voting Trust Agreement (collectively, the “Ancillary Agreements”). Each Participant acknowledges that the Ancillary Agreements restrict transfers of Common Shares and may provide that any original share certificates of the Corporation shall be held by the Corporation or its legal counsel.

4.11	Conditions of Exercise

Each Participant shall, when requested by the Corporation, sign and deliver all such documents relating to the granting or exercise of Options which the Corporation or the Board deems necessary or desirable.

ARTICLE 5
SHARE CAPITAL ADJUSTMENTS

5.1	General

The existence of any Options shall not affect in any way the right or power of the Corporation or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Corporation’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Corporation, to create or issue any bonds, debentures, Common Shares or other securities of the Corporation or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this Section 5.1 would have an adverse effect on this Plan or any Option granted hereunder.

5.2	Reorganization of Corporation’s Capital

Should the Corporation effect a subdivision or consolidation of Common Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of a cash dividend), or should any other change be made in the capitalization of the Corporation that, in the opinion of the Board, would warrant an adjustment to the number of Common Shares referred to in Section 3.3(a), or the replacement of any existing Options in order to adjust (a) the number of Common Shares that may be acquired on the exercise of any outstanding Options and/or (b) the Exercise Price of any outstanding Options in order to preserve proportionately the rights and obligations of the Participants, the Board shall authorize such steps to be taken as may be equitable and appropriate thereto.

5.3	Other Events Affecting the Corporation

In the event of an amalgamation, combination, merger or other reorganization involving the Corporation by exchange of Common Shares, by sale or lease of assets or otherwise, that, in the opinion of the Board, warrants an adjustment to the number of Common Shares referred to in Section 3.3(a), or the replacement of any existing Options in order to adjust (a) the number of Common Shares that may be acquired on the exercise of any outstanding Options or (b) the Exercise Price of any outstanding Options in order to preserve proportionately the rights and obligations of the Participants, the Board shall authorize such steps to be taken as may be equitable and appropriate thereto.

5.4	Immediate Exercise of Options

Where the Board determines that the steps provided in Sections 5.2 and 5.3 hereof would not preserve proportionately the rights and obligations of the Participants in the circumstances or otherwise determines that it is appropriate, the Board may permit the immediate exercise of any outstanding Options that are not otherwise exercisable.

5.5	Issue by Corporation of Additional Shares

Except as expressly provided in this Article 5, neither the issue by the Corporation of shares of any class or securities convertible into or exchangeable for shares of any class, nor any conversion or exchange of such shares or securities, shall affect, and no adjustment by reason thereof shall be made with respect to (a) the number of Common Shares that may be acquired on the exercise of any outstanding Options or (b) the Exercise Price of any outstanding Options.

5.6	Fractions

No fractional Common Shares will be issued on the exercise of an Option. Accordingly, if, as a result of any adjustment under Sections 5.2 to 5.4 hereof inclusive, a Participant would become entitled to a fractional Common Share, such Participant shall have the right to acquire only the adjusted number of full Common Shares and no payment or other adjustment will be made with respect to the fractional Common Shares so disregarded.

5.7	Conditions of Exercise

The Plan and each Option are subject to the requirement that if at any time the Board determines that the listing, registration or qualification of the Common Shares subject to such Option upon any stock exchange or under any provincial, state or federal law, or that the consent or approval of any governmental body, stock exchange or of the holders of the Common Shares generally, is necessary or desirable, as a condition of, or in connection with, the granting of such Option or the issue or purchase of Common Shares thereunder, no such Option may be granted or exercised in whole or in part unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Board. The Participant shall, to the extent applicable, cooperate with the Corporation in relation to such registration, qualification or other approval and shall have no claim or cause of action against the Corporation or any of its officers or directors as a result of any failure by the Corporation to obtain or to take any steps to obtain any such registration, qualification or approval.

ARTICLE 6
MISCELLANEOUS PROVISIONS

6.1	Legal Requirement

The Corporation is not obligated to grant any Options, issue any Common Shares or other securities, make any payments or take any other action if, in the opinion of the Board, in its sole discretion, such action would constitute a violation by a Participant or the Corporation of any provision of any applicable statutory or regulatory enactment of any government or government agency.

6.2	Withholding Taxes

The exercise of each Option granted under this Plan is subject to the condition that if at any time the Corporation determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such exercise, such exercise shall not be effective unless such withholding has been effected to the satisfaction of the Corporation. In such circumstances, the Corporation may require that a Participant pay to the Corporation, in addition to and in the same manner as the Exercise Price for the Common Shares, such amount as the Corporation is obliged to remit to the relevant taxing authority in respect of the exercise of any such Option. Any such additional payment is due no later than the date of exercise of the relevant Options.

6.3	Rights of Participant

No Participant shall have any claim or right to be granted an Option (including, without limitation, an Option granted in substitution for any Option that has expired pursuant to the terms of this Plan), and the granting of any Option is not to be construed as giving any Participant a right to remain in the employ of the Corporation. No Participant shall have any rights as a shareholder of the Corporation in respect of Common Shares issuable on the exercise of rights to acquire Common Shares under any Option until the allotment and issuance to the Participant of certificates representing such Common Shares.

6.4	Compliance with Stock Exchange

The Board may make changes to the terms of any granted Options or the Plan to the extent necessary or desirable to comply with any rules, regulations or policies of any stock exchange on which the Common Shares may be listed following an IPO, provided that the value of previously granted Options and the rights of Participants are not materially adversely affected by any such changes.

6.5	Termination; Amendment

(a)	The Plan will terminate and, for greater certainty, all unexercised Options shall terminate and expire on the earliest of: (i) the date upon which no further Common Shares remain available for issuance pursuant to Options which may be granted under the Plan and no Options remain outstanding; or (ii) immediately following closing of a Liquidity Event, unless renewed for such further period or otherwise determined by the Board in accordance with Article 4, and upon such terms and conditions as the Board may determine.

(b)	Subject to the provisions of the Shareholders’ Agreement, the Board may, without notice, at any time or from time to time, amend, suspend or terminate this Plan or any provisions hereof in such respects as it, in its sole discretion, determines appropriate. No such amendment, suspension or termination of this Plan, without the consent of any Participant or the representatives of such Participant’s estate, as applicable, shall alter or impair any rights or obligations arising from any Option previously granted to any Participant under this Plan.

6.6	Authorization of Sub Plans

Subject to the provisions of the Shareholders’ Agreement, the Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to this Plan containing (a) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (b) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board, subject to the provisions of the Shareholders’ Agreement, shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Corporation shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

6.7	Participation in the Plan

The participation of any Participant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment nor a commitment on the part of the Corporation to ensure the continued employment of such Participant. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Common Shares. The Corporation does not assume responsibility for the income or other tax consequences for the Participants and they are advised to consult with their own tax advisors.

6.8	Effective Date

This Plan becomes effective on the date hereof.

6.9	Governing Law

The Plan, and determinations made and actions taken in connection with the Plan, shall be governed by the laws of the Province of Québec and the federal laws of Canada and construed in accordance therewith.

6.10	Language

The Board confirms that it is its wish that the Plan, as well as other documents relating thereto, be drawn up in English only. Le conseil d’administration confirme sa volonté que ce Plan, de même que tous les documents s’y rattachant, soient rédigés en anglais seulement.

[signature page follows]

The undersigned executes this Third Amended and Restated Employee Stock Option Plan as of the date first written above.

CLEMENTIA PHARMACEUTICALS INC.

Per:
Name: Dr. Clarissa Desjardins
Title: President

SCHEDULE “A”

STOCK OPTION AGREEMENT

Clementia Pharmaceuticals Inc. (the “Corporation”) hereby grants to the Participant named below (the “Participant”), an option (the “Option”) to purchase, in accordance with and subject to the terms, conditions and restrictions of this Agreement, together with the provisions of the Third Amended and Restated Stock Option Plan (the “Plan”) of the Corporation dated [_____], 2017, the number of common shares in the capital of the Corporation (“Common Shares”) at the price per share set forth below:

Name of Participant: Date of Grant:
Number of Common Shares:
Exercise Price:
Exercise Period:
Vesting Period:

1.	The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Stock Option Agreement and all capitalized terms used herein, unless expressly defined in a different manner, have the meanings ascribed thereto in the Plan.

2.	Subject to Sections 4.7, 4.8 and 5.4 of the Plan, unless otherwise provided herein, each Option is exercisable in the portions set forth in Section 4.4 of the Plan.

3.	In no event is the Option granted hereunder exercisable after the expiration of the relevant Exercise Period.

4.	Nothing in the Plan or in this Stock Option Agreement will affect the Corporation’s or its relevant Affiliate’s right, to terminate the employment of, or term of office of, or consulting agreement or arrangement with a Participant at any time for any reason whatsoever. Upon such termination, a Participant’s rights to exercise Options will be subject to restrictions and time limits for the exercise of Options. Complete details of such restrictions are set out in the Plan, and in particular in Section 4.8 of the Plan.

5.	Each notice relating to the Option, including the exercise thereof, must be in writing. All notices to the Corporation must be delivered personally or by prepaid registered mail and must be addressed to the President of the Corporation. All notices to the Participant will be addressed to the principal address of the Participant on file with the Corporation. Either the Corporation or the Participant may designate a different address by written notice to the other. Such notices are deemed to be received, if delivered personally, on the date of delivery, and if sent by prepaid, registered mail, on the fifth Business Day following the date of mailing.

6.	When the issuance of Common Shares on the exercise of the Option may, in the opinion of the Corporation, conflict or be inconsistent with any applicable law or regulation of any governmental agency having jurisdiction, the Corporation reserves the right to refuse to issue such Common Shares for so long as such conflict or inconsistency remains outstanding.

7.	Except as specifically permitted by the Plan, the Option granted pursuant to this Stock Option Agreement may only be exercised during the lifetime of the Participant by the Participant personally and no assignment or transfer of the Option, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Option whatsoever in any assignee or transferee, and immediately upon any assignment or transfer or any attempt to make such assignment or transfer, the Option granted hereunder terminates and is of no further force or effect. Complete details of this restriction are set out in the Plan.

8.	The Participant hereby agrees that:

a)	any rule, regulation or determination, including the interpretation by the Board of the Plan, the Option granted hereunder and the exercise thereof, is final and conclusive for all purposes and binding on all persons including the Corporation and the Participant; and

b)	the grant of the Option does not affect in any way the right of the Corporation or its relevant Affiliate to terminate the employment of the Participant.

9.	The Participant acknowledges and agrees that

a)	as a condition of exercise of any Options, the Participant must agree to become a party to and be bound by any shareholders’ agreement and voting trust agreement then in effect, or otherwise required, applicable to the Participant who acquires Common Shares through the exercise of Options;

b)	the current version of such shareholders’ agreement, among other things: (i) severely restricts any transfer of Common Shares; (ii) provides the Corporation and certain shareholders the right to purchase Common Shares at a price which may, in certain circumstances, be less than the exercise price paid by the Participant to acquire its Common Shares; (iii) may force the sale of the Common Shares underlying Options, including in connection with certain Liquidity Events, and (iv) may grant power of attorney for the voting rights attached to the Common Shares; and

c)	the voting trust agreement may among other things: (i) provide that the Common Shares acquired upon exercise of the Option may only be voted by a third party (and not the Participant); or (ii) grant power of attorney for the voting rights attached to the Shares.

Accordingly, if at any time the Participant wishes to exercise any Options, the Participant should request from the Corporation a copy of the shareholders’ agreement and voting trust agreement then in effect, or otherwise required, and applicable to the Participant who acquires Common Shares through the exercise of Options and carefully review it prior to completing any exercise of Options.

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10.	This Stock Option Agreement has been made in and is to be construed under and in accordance with the laws of the Province of Québec and the laws of Canada applicable therein.

11.	The Participant confirms that it is its wish that the Plan, as well as other documents relating thereto (including this Stock Option Agreement), be drawn up in English only. Le participant confirme sa volonté que ce Plan, de même que tous les documents s’y rattachant (incluant cette entente d’options), soient rédigés en anglais seulement.

CLEMENTIA PHARMACEUTICALS INC.

By:
Name:
Title:

I have read the foregoing Stock Option Agreement and hereby accept the Option to purchase Common Shares in accordance with and subject to the terms and conditions of such Stock Option Agreement and the Plan. I understand that I may review the complete text of the Plan by contacting the President of the Corporation. I agree to be bound by the terms and conditions of the Plan governing the award.

Date Accepted	Participant’s Signature

Participant’s Name (Please Print)
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SCHEDULE “B”

STOCK OPTION PLAN EXERCISE NOTICE FORM - OPTIONS

I,________________________________________________________________________________(print name), hereby exercise the option to purchase_________________________________________Common Shares of Clementia Pharmaceuticals Inc. (the “Corporation”) at a purchase price of $__________________________________ per Common Share. This Exercise Notice is delivered in respect of the option to purchase ________________________ Common Shares of the Corporation that was granted to me on __________________________________ pursuant to the Stock Option Agreement entered into between the Corporation and me. In connection with the foregoing, I enclose cash, a certified cheque, bank draft or money order payable to the Corporation in the amount of $_______________as          full payment for the Common Shares to be received upon exercise of the Option and all applicable withholding taxes.

Date	Participant’s Signature